EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Vascular Solutions, Inc. and to the incorporation by reference therein of our report dated January 16, 2004 with respect to the consolidated financial statements of Vascular Solutions, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and 2002, and schedule of Vascular Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



/s/   ERNST & YOUNG LLP



Minneapolis, Minnesota

July 27, 2005